Exhibit 10.28

March 14, 2021

This document confirms that HillCour, Inc. will provide additional capital as required to Marpai Health (“Company”) until at least April 2022.

Background and support:

1.	Hillcour is currently the largest single investor of Marpai Health representing an ownership of 23% of the Company’s outstanding equity (if our convertible notes are converted).
2.	We are committed to the success of our investment and realize that we may need to commit additional funding to the entity as it continues in its current path.
3.	We will soon sign an agreement whereby Marpai will acquire our wholly owned company, Continental Benefits. We believe that this acquisition will give us a path to recover our investment in Continental Benefits and hopefully make a profit on it. The acquisition would close simultaneously with the IPO of Marpai.
4.	In the case that Marpai does not complete its initial public offering, which is planned for late Q2 2021, we are prepared to fund the operating expenses of the entity so that it has liquidity until April 2022.
5.	The Company currently has a cash position as of 3/3/21 of $1.05 million. This amount is projected to cover the Company’s operating expenses until June 2021. If the Company has not: 1) completed its IPO, 2) secured another private round of financing; 3) or secured enough revenue to fund its operations, then we are prepared to fund the gaps so that it has enough liquidity to operate at least until April 2022. If none of the three events mentioned above happen, we understand that the total un-funded operating expenses until April 2022 are planned to be in a range of $3.5 million to $4.5 million based on the Company’s current projections.
6.	The personal financial statements of the principal of Hillcour have been sent under separate cover. These are unencumbered assets, which may be used to satisfy the liabilities of Continental Benefits as well as Marpai Health as memorialized in this letter.

/s/ Damien Lamendola

By:	Damien Lamendola
Its	Owner

4830 W. Kennedy Blvd., Suite 100, Tampa, FL 33609 ∙ Phone: 863-8255-4171